SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                         Commission File Number: 0-25312

                           NOTIFICATION OF LATE FILING

(Check One):   [ ] Form 10- K    [_] Form 11-K    [_] Form 20-F    [X] Form 10-Q

               [_] Form N-SAR

            For Period Ended: April 30, 2005

      [_]   Transition Report on Form 10-K
      [_]   Transition Report on Form 20-F
      [_]   Transition Report on Form 11-K
      [_]   Transition Report on Form 10-Q
      [_]   Transition Report on Form N-SAR
            For the Transition Period Ended:  _________________________
   Read attached instruction sheet before preparing form.  Please print or type.


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  Read attached instruction(on back page) sheet before preparing form. Please
                                 Print or Type.
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    Nothing in this form shall be construed to imply that the Commission has verified any information Contained herein.
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      If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

                                     PART I
                             REGISTRANT INFORMATION

Startech Environmental Corporation
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Full Name of Registrant

________________________________________________________________________________
Former Name if Applicable

15 Old Danbury Road, Suite 203
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Address of Principal Executive Office (Street and Number)

Wilton, CT 06897
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City, State and Zip Code


                                     PART II
                             RULE 12b-25(b) AND (c)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[X]   (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]   (b)   The subject annual report, semi-annual report, transition report on
            Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date;
            and

[ ]   (c)   The accountant's statement or other exhibit required by Rule
            12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

      State below in reasonable detail why the Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

      The Registrant is seeking an extension of the period in which to file its Form 10-Q for the quarter ended April 30, 2005 because of a delay in completing certain parts of the Form 10-Q. The Registrant is currently in the process of gathering the remaining information. The Registrant's Form 10-Q could not be ready for filing at this time without unreasonable effort or expense. The Registrant anticipates that the Form 10-Q will be filed within the grace period provided for under Rule 12b-25.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      Peter J. Scanlon                203                762-2499
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          (Name)                   (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the
      answer is no, identify report(s). [X] Yes   [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
      thereof? [ ] Yes   [X] No

      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.






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

                       Startech Environmental Corporation
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: June 14, 2005                      By: /s/ Peter J. Scanlon
                                            --------------------------------
                                         Name:  Peter J. Scanlon
                                         Title: Chief Financial Officer,
                                                Treasurer and Secretary

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
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   Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).
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